Exhibit 10.1

SECOND AMENDED AND RESTATED

SERVICE AGREEMENT

This Second Amended and Restated Service Agreement (the “Agreement”) is entered into and executed on the 10th of November, 2010, but is effective on the 15th day of November, 2010 (the “Effective Date”), by and between Protechnics II, Inc. (“Protechnics”), and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Protechnics and Chisholm Management, Inc. have previously entered into that certain Service Agreement dated August, 2009 with the Company, pursuant to which said entities are providing services to the Company (the “Original Service Agreement”);

WHEREAS, Protechnics and the Company have previously entered into that certain Amended and Restated Service Agreement dated April 2010, pursuant to which the Original Service Agreement was amended and restated effective as of December 1, 2009 (the “First Amendment”);

WHEREAS, the Company has entered into with John Chisholm (“Chisholm”) effective the date hereof that certain letter agreement providing for the employment of Chisholm by the Company for certain limited purposes (the “Employment Letter Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and agreements set forth below, the Company and Protechnics hereby agree that the Original Service Agreement and the First Amendment shall be hereby amended and restated as follows:

1. Retention. The Company hereby retains Protechnics, and Protechnics hereby agrees to render services to the Company, upon the terms and conditions contained in this Agreement.

2. Term of the Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 6.

3. Services to be Provided by Protechnics.

3.1. Scope, Responsibilities and Duties.

(a) Protechnics agrees that it will employ Chisholm throughout the term of this Agreement, and that it will make Chisholm available to the Company to provide services (the “Services”) to the Company so that the Company may have the benefit of the experience and knowledge possessed by Chisholm in assisting the Company with respect to its business and operations as reasonably requested by the Board of Directors of the Company. Protechnics may from time to time designate one or more additional entities to perform the Services in addition to Protechnics. Such additional entities are referred to herein collectively with Protechnics as the “Chisholm Companies.”

(b) The Services shall be performed at times and places selected by mutual agreement of the Company and the Chisholm Companies within normal business hours. The Chisholm Companies shall comply with all applicable laws and regulations in the performance of the Services, including but not limited to applicable securities laws.

(c) The Chisholm Companies shall make such periodic reports to the Company relating to the Services as the Board of Directors of the Company may, from time to time, reasonably request.

3.2. Best Efforts. The Chisholm Companies shall cause Chisholm to devote his reasonable best efforts and his full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company. This Section shall not restrict Chisholm from involvement in usual and customary charitable activities, or from the management of passive investments.

4. Compensation. As compensation for the Services to be provided by the Chisholm Companies to the Company:

4.1 Monthly Payment. The Company shall pay to the Chisholm Companies, and the Chisholm Companies agrees to accept, a monthly fee of $42,000 allocated among the Chisholm Companies as designated by Protechnics from time to time, payable on a weekly basis (the “Base Compensation”). The Chisholm Companies shall not be entitled to any other compensation for the Services to be provided hereunder, except as provided herein. The Company shall not be responsible for withholding from the compensation payable to the Chisholm Companies any amounts for federal, state or local income taxes, social security or state disability or unemployment insurance.

4.2 Bonus. The Chisholm Companies shall be entitled to annual bonuses in accordance with the then applicable Management Incentive Plan of the Company, with a “Target Bonus” for purposes of such plan of 60% of Base Salary (a “Target Bonus”) for each of the years 2010, 2011 and 2012.

4.3 Equity Grants. The Company shall (i) grant to Chisholm the option to purchase 300,000 shares of the common stock of the Company pursuant to the 2010 Long-Term Incentive Plan (the “2010 Plan”) pursuant to an option agreement entered into on the date of the execution of this Agreement, and (ii) issue to Chisholm 300,000 restricted shares of the common stock of the Company pursuant to the 2010 Plan pursuant to a restricted stock agreement entered into on the date of the execution of this Agreement, in each subject to the vesting provisions set forth therein. The issuance of shares and the grant of options described in this Section 4.3 are referred to herein as the “Awards.”

5. Expenses. Upon receipt of itemized vouchers, expense account reports and supporting documents submitted to the Company in accordance with the Company’s procedures then in effect and as approved by the Board of Directors of the Company, the Company shall reimburse the Chisholm Companies for all reasonable and necessary business expenses (including travel and entertainment expenses) incurred ordinarily and necessarily by the Chisholm Companies in connection with the performance of the Chisholm Companies’ duties hereunder. Notwithstanding the foregoing, however, the Chisholm Companies shall not receive any reimbursement for health insurance premiums, club memberships, or automobile expenses.

6. Termination.

6.1 Term. The term of this Agreement shall expire on December 31, 2012. The term of this Agreement shall automatically extend for successive twelve (12) month periods unless either party hereto provides to the other party hereto written notice of non-renewal at least 3 months prior to the date the term would otherwise renew.

6.2 Early Termination.

(a) The Company may terminate this Agreement at any time and for any reason, with or without “Cause”, including but not limited to the death or Disability (as hereinafter defined) of Chisholm. For purposes hereof, the term “Cause” means (i) the Chisholm Companies’ or Chisholm’s continued failure to substantially perform one or more of their essential duties and obligations to the Company (other than any such failure resulting from a disability) which, to the extent such failure is remediable, they fail to remedy in a reasonable period of time (not to exceed ten (10) days) after receipt of written notice from the Company of such failure; (ii) the Chisholm Companies’ or Chisholm’s refusal or failure to comply with the reasonable and legal directives of the Board of Directors after written notice from the Board describing their failure to comply and, if such failure is remediable, their failure to remedy same within ten (10) days of receiving written notice of such failure; (iii) any act of personal dishonesty, fraud or misrepresentation taken by the Chisholm Companies or Chisholm which was intended to result in gain or personal enrichment of any of them at the expense of the Company; (iv) the Chisholm Companies’ or Chisholm’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (v) the Chisholm Companies’ or Chisholm’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to be materially injurious to the Company; (vi) Chisholm’s abuse of drugs, other narcotics or alcohol during working hours or where such abuse (whenever occurring) impacts on his working day, (vii) the Chisholm Companies’ breach of any of their obligations under this Agreement; or (viii) the Chisholm Companies’ or Chisholm’s violation of a material policy of the Company and, if such violation is remediable, their failure to remedy same within ten (10) days of receiving written notice of such violation.

(b) The Chisholm Companies may terminate this Agreement for “Good Reason.” “Good Reason” shall exist upon the occurrence of one of the following Company actions (unless the Chisholm Companies consent in writing to such action(s)): (i) a material reduction of the compensation and benefits to which the Chisholm Companies or Chisholm were entitled immediately prior to such reduction, (ii) a material reduction in the duties, authority or responsibilities relative to the duties, authority or responsibilities of the Chisholm Companies or Chisholm as in effect immediately prior to such reduction, or (iii) the relocation of Chisholm to a facility or a location more than fifty (50) miles from Chisholm’s then present location; provided, however, that (A) the Chisholm Companies must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of its intent to terminate the term of this Agreement based on such action(s) and (B) the Company will have 30 days from the date that such written notice is provided by the Chisholm Companies to cure such action(s).

6.3 Severance.

(a) If this Agreement is terminated by the Company without Cause (but not in connection with a Change of Control which is subject to Section 6.3(b)), or by the Chisholm Companies for Good Reason, the Chisholm Companies shall be entitled to receive severance compensation equal to Base Compensation and Target Bonus in effect for the year in which the termination of this Agreement occurs, with the Base Compensation payable in 12 monthly installments equal to one-twelfth of such portion of the severance compensation, payable at the end of each of the next twelve full calendar months following the calendar month of the date of termination of this Agreement, and the Target Bonus payable when such amounts would have been payable pursuant to the then applicable Management Incentive :Plan of the Company.

(b) If this Agreement is terminated by the Company without Cause or the Chisholm Companies for any reason as an integral part of or within six months after a Change of Control, the Chisholm Companies shall be entitled to receive severance compensation equal to the product of two multiplied by the Base Compensation and Target Bonus in effect for the year in which the Change of Control occurs, payable immediately upon such termination. “Change of Control” shall have the meaning given to such term in the 2010 Plan. A termination shall be considered in connection with a Change of Control if the termination occurs within three months of the occurrence of the Change of Control.

(c) If this Agreement is terminated by the Company with Cause, or due to the death or Disability of Chisholm, the Chisholm Companies shall be entitled to receive only Base Compensation earned and payable through the date of termination of this Agreement. “Disability” shall have the meaning assigned to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(d) Notwithstanding anything to the contrary herein contained, Company shall not be required to pay any amounts under this Section 6.3 or elsewhere in this Agreement if the Chisholm Companies are in breach of any of its obligations under this Agreement or any other agreement with the Company, including without limitation, any obligation relating to the treatment of Company confidential information or any non-compete obligation.

6.4 Effect of Termination.

(a) It is understood that termination of this Agreement shall not relieve a party hereto from any liability which, at the time of such termination, has already accrued to the other party. The following provisions and all subsections therein shall survive any expiration or termination of this Agreement: Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, and 16. Except as otherwise expressly provided in this Section 6, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

(b) Any stock options, restricted shares, or other awards held by Chisholm under the 2010 Plan will be governed by the terms of the 2010 Plan and other governing documents as of the termination date of this Agreement.

7. Confidential Information.

7.1. Acknowledgment of Proprietary Interest. As between the parties, the Chisholm Companies agree that all Confidential Information is a valuable, special and unique asset of the Company’s business (and may constitute “trade secrets” under the Uniform Trade Secrets Act and Texas state law), access to and knowledge of which are essential to the performance of the Chisholm Companies’ duties hereunder. The Chisholm Companies acknowledge the proprietary interest of the Company in all Confidential Information. The Chisholm Companies agree that all Confidential Information learned by the Chisholm Companies in connection with the provision of Services or otherwise, whether developed by the Chisholm Companies alone or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company. The Chisholm Companies acknowledge and agree that its disclosure or use of any Confidential Information in violation of this Section 7 will result in irreparable injury and damage to the Company.

7.2. Confidential Information Defined. “Confidential Information” means all confidential and proprietary information of the Company, written, oral or computerized, as it may exist from time to time, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) technology, proprietary computer programs and code (in object code and source code format), (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client and supplier lists and any other information about the Company’s relationships with others, (viii) historical financial information and financial projections, (ix) network and system architecture, (x) all other formulae, patterns, devices or compilations, concepts, ideas, materials and information prepared or performed for or by the Company, and (xi) all information related to the business plan, business, products, purchases or sales of the Company or any of its suppliers and customers, other than information that is publicly available.

7.3. Covenant Not To Divulge Confidential Information. The Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the hiring of the Chisholm Companies and for the compensation being paid to the Chisholm Companies by the Company, the Chisholm Companies shall, at all times during the Term and thereafter, hold in strict confidence and shall not disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company. This Section 7 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement.

7.4. Return of Materials at Termination. In the event of any termination of this Agreement for any reason, the Chisholm Companies shall promptly deliver to the Company all property of the Company, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information, or, with the permission of the Company, destroy such materials. The Chisholm Companies shall not take or retain any property of the Company, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding the Chisholm Companies’ delivery of such documents, data and information to the Company.

8. Relationship of the Parties.

8.1. Independent Contractor. The Chisholm Companies enter into this Agreement as, and shall continue to be, an independent contractor. The parties agree that no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement. Under no circumstances shall either the Chisholm Companies or Chisholm look to the Company as the employer of any of them, or as a partner, agent, or principal. The Chisholm Companies shall not be entitled to any benefits accorded to the Company’s employees including, without limitation, workers’ compensation, disability insurance, vacation or sick pay.

8.2. Tax Obligations. The Chisholm Companies shall have the entire responsibility to discharge any and all of its obligations under federal, state or local laws, regulations or orders now or hereafter in effect, relating to taxes, unemployment compensation or insurance, social security, workers’ compensation, disability pensions and tax withholdings (the “Tax Obligations”). The Chisholm Companies hereby agree to indemnify and hold the Company harmless for any and all claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of the Chisholm Companies’ or Chisholm’s failure to properly discharge the Tax Obligations.

9. Certain Covenants.

9.1 Solicitation of Employees, Consultants and Customers. In consideration of the Company’s obligations under this Agreement and the other consideration recited above, including but not limited to the making of the Awards, the Chisholm Companies agree that, during the Term and for a period of twenty-four months immediately following the termination of this Agreement (the “Restricted Period”), the Chisholm Companies shall not, either directly or indirectly, either alone or in concert with others, solicit, induce, recruit, encourage or entice, or attempt to solicit, induce, recruit, encourage or entice, any employee of or consultant to the Company to leave the Company or work for anyone in the businesses in which the Company and its affiliates are engaged at any time during the one-year period ending on the termination date of this Agreement (“Company Business”). Also, during the Restricted Period, the Chisholm Companies will not directly or indirectly, either for itself or for any other person, firm or corporation, divert or take away or attempt to divert or take away, call on or solicit or attempt to call on or solicit, any customer of the Company, in connection with any business or activity similar to or related to the Company Business, including but not limited to those on whom it called or whom it solicited or with whom it became acquainted while engaged by the Company. For purposes of this Section 9.1, any activities engaged in by Chisholm shall be considered activities of the Chisholm Companies.

9.2 Severability. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall be immediately amended to only such area, duration or scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Chisholm Companies agree that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

10. Arbitration.

10.1 Any dispute regarding any aspect of this Agreement or any act which would violate any provision in this Agreement (hereafter referred to as “arbitrable dispute”) shall be resolved by an experienced arbitrator licensed to practice law in the State of Texas and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

10.2 Should The Chisholm Companies or the Company institute any legal action or administrative proceeding regarding any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

11. Severability and Governing Law.

11.1 Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

11.2 This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed under the laws of Texas without regard to the principles of conflicts of law.

12. Proper Construction.

12.1 The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

12.2 As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

12.3 The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

13. Entire Agreement. This Agreement is the entire agreement between the Chisholm Companies and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter, including without limitation the Employment Agreement.

14. Notices. All notices, requests, demands and other communications called for or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the date of transmission if sent by facsimile, on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows:

If to the Company:	2930 West Sam Houston North
Houston, Texas 77043

If to the Protechnics Companies:	440 Louisiana
Suite 1818
Houston, Texas 77002

15. Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

16. Waivers. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the day and year first written above.

FLOTEK INDUSTRIES, INC.

By:	/s/ Jesse E. Neyman
Name:	Jesse E. Neyman
Title:	EVP Finance & Strategic Planning

PROTECHNICS II, INC.

By:	/s/ John Chisholm
Name:	John W. Chisholm
Title:	President

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